Exhibit 10.8

[LOGO]

                                   Non-Exclusive, Non-Registered AGENT AGREEMENT

This Agreement ("Agreement") is between Cardservice International, Inc., a California corporation ("Cardservice") and __________________________ (legal name), a ___________________ (State) [corporation/partnership/sole proprietorship/limited liability company], dba _____________ ("Agent").

Cardservice is an Independent Sales Organization and Member Service Provider as defined by the Association Rules and Regulations. Cardservice is engaged in the business of providing Services.

Cardservice has its principal place of business at 6101 Condor Drive, Moorpark, California 93021.

Agent is a person or entity in the business of soliciting purchasers of Services.

Agent has its principal place of business at __________________________________.

Cardservice and Agent wish to enter into a relationship in which Agent will represent Cardservice with respect to soliciting purchasers of Services provided by Cardservice on the terms and conditions contained in this Agreement.

In consideration of the foregoing and the covenants and conditions contained herein, Agent and Cardservice agree as follows:

                              1. Agent Obligations

1.1. Required Training. Prior to representing Cardservice or soliciting any Prospective Merchant, Agent shall attend an agent training program, to be held at Cardservice's corporate offices in Moorpark, California, or such other place as Cardservice may designate from time to time. Cardservice shall advise Agent in advance of the fee, if any, for said training program. Any fee paid shall be credited to the Agent's account and initial purchases of terminals, printers, PIN pads and forms will be debited from such amount until such credit, if any, is depleted. The training requirement shall apply only to those Agents that Cardservice elects, in its sole discretion.

1.2.     General Obligations.

         a. Compliance with Law. Agent shall operate its business in a professional manner, in compliance with all applicable local, state and federal laws and regulations.

         b. Compliance with Association Rules and Regulations and Cardservice Rules and Regulations. Agent agrees that it shall be bound by all Association Rules and Regulations and all Cardservice Rules and Regulations as they now exist and as each may be amended or supplemented from time to time.

         c. Security. Agent shall, in accordance with Association Rules and Regulations, maintain the security of all its records, including all records it may have relating to Cardservice Merchants and their customers (including all transaction records).

         d. Records. The Agent, at Cardservice's request, shall provide Cardservice with all files and materials related to Merchants acquired by Agent. Cardservice shall reimburse Agent for its actual, reasonable, direct costs of providing such files and materials, excluding any internal overhead or allocated costs.

         e. Prohibited Solicitations. Agent shall not, without first obtaining Cardservice's written consent, solicit "high risk Merchants" as the term is defined by Cardservice, from time to time.

         f. Promotional Information. Agent shall not use the MasterCard or Visa logos on any business card or stationery. MasterCard and Visa logos shall only be used on Cardservice approved promotional materials, and must contain the name, city and state of all of Cardservice's member bank(s) along with the MasterCard and/or Visa logo. Cardservice shall make available, from time to time, various pre-approved promotional materials.

         g. Advertising. Prior to any public distribution of any Web site, advertising, recruitment and promotional material related to the Cardservice Services, Agent shall submit all such material to Cardservice for approval. Cardservice shall promptly review all such material for the purpose of determining compliance with Cardservice's policies. Publication of advertising without the prior written approval by Cardservice shall be grounds for termination of this Agreement by Cardservice on 5 days written notice. If Cardservice fails to approve any materials submitted by Agent within 10 calendar days of receipt by Cardservice, the materials will be deemed approved.

         h. Business Telephones. Agent shall maintain at least one dedicated telephone line which shall be listed and answered by reference to Agent's approved fictitious business name, which shall include the name "Cardservice."

         i. Business Cards and Stationery. Agents and their sales representatives shall carry Cardservice's business cards which they shall utilize whenever selling Cardservice Services. Cardservice's stationery shall be used for all written correspondence pertaining to Cardservice Services. These products are available directly from Cardservice.

         j. Merchant Information. Agent shall cause each Merchant and Prospective Merchant to furnish Cardservice with such financial information as Cardservice may from time to time request including, but not limited to, financial statements and Bank Card statements. Agent shall use its best efforts to inform Cardservice of any information that could reasonably be considered relevant to a determination of any prospective or existing Merchant's creditworthiness.

1.3.     Agent Warranties.

         a. Agent shall not, and represents and warrants and covenants that its Representatives will not, misrepresent the manner in which Cardservice provides its services or the procedures Cardservice follows, including services and procedures related to charge-backs, loss prevention, ATM/Debit and equipment leasing.

         b. Agent and its Representatives shall provide a full and fair disclosure to all Merchants, including disclosures related to all charges, minimum fees, limitations, initial and renewal terms of agreements and warranty services.

         c. Agent will not make, or offer to make, any payments to, or confer, or offer to confer, any benefit upon any employee, agent or fiduciary of any third party (including any government, or agency or instrumentality thereof) with the intent to influence the conduct of such employee, agent or fiduciary in relation to the business or affairs of such third party.

         d. Agent covenants not to directly or indirectly induce or influence Merchants to cancel any existing Cardservice Merchant account.

         e. Unless otherwise authorized by Cardservice, Agent shall not charge Merchant for any service offered by Cardservice or a party other than Cardservice that Cardservice currently provides or may provide from time to time.

1.4. Assessments. Agent shall pay, immediately upon demand, all fines or other assessments charged or assessed against Agent for the violation of the rules identified from time to time in the Cardservice Compliance Schedule, in the amounts specified from time to time in such schedule, as posted on MyAgentOffice.com. Cardservice shall have the right, but not the obligation, to withhold payment of commissions and Residuals, if any, to the extent necessary to collect the fines and assessments charged or assessed by Cardservice. Fines and assessments shall be levied by the Director of Sales Support or such other person as Cardservice may designate from time to time. Agent shall have the right to appeal the imposition of any fine or assessment if, within 7 calendar days of having received written notice of the imposition of the fine or assessment, Agent delivers a written appeal to the most senior Cardservice executive for sales. The appeal shall contain a statement of all reasons why a fine or assessment should not have been imposed. If Cardservice fails to act on the appeal within 10 calendar days of receipt of the appeal, the appeal will be deemed sustained and no fine or assessment shall be levied for such violation.

1.5. Sales Obligations. In soliciting for the purchase of Services from Cardservice, Agent shall take such actions as Cardservice may from time to time reasonably require, including: (i) ensuring that each Prospective Merchant has fully completed the Cardservice Merchant application; (ii) taking all necessary action to verify that each Prospective Merchant conducts or intends to conduct a bona fide, lawful business operation, including inspecting the Prospective Merchant's premises to determine whether a Prospective Merchant has the proper facilities, equipment, inventory and license to conduct the business, or reviewing the Merchant's Internet site, as applicable; (iii) obtain and submit to Cardservice, as appropriate, any information required by Cardservice including financial statements, Bank Card statements and corporate resolutions for each Prospective Merchant.

1.6.     Merchant Agreements.

         a. Agent shall only use the Merchant agreement and Merchant application that has been designated by Cardservice and that is current at the time it is presented to a Prospective Merchant.

         b. All Merchant applications (whether partially or fully completed), Merchant agreements and Merchant accounts and records are owned by Cardservice and/or the Acquirer and may not be transferred, assigned, sold or exchanged, in whole or in part, by Agent.

         c. The discount rate and fees charged to the Merchant pursuant to the Merchant agreement may be recommended by Agent, but in all cases shall be subject to final review and approval by Cardservice and/or the Acquirer in their sole discretion, respectively.

         d. All Merchant applications are subject to review and rejection or acceptance by Cardservice in its sole discretion.

                          2. Cardservice's Obligations

2.1. Grant of Authority. Cardservice hereby grants to Agent the right, on a non-exclusive basis, to solicit Prospective Merchants for the purchase of Services from Cardservice within the Territory as long as the Merchant does not already have, and has not had in the last 90 days, an open Cardservice Merchant account. Cardservice shall have the right, in its sole discretion, to solicit directly and to retain other agents to solicit Prospective Merchants for Services within the Territory.

2.2. Processing Services. Cardservice shall be responsible for all processing and accounting functions relating to the clearing and settlement of Bank Card transactions, including: (a) Merchant processing and settlement; (b) Merchant credit research; (c) Merchant activation and approval; (d) Merchant security and recovery; (e) Merchant customer services; (f) Merchant chargeback and retrieval services; and (g) all other back office services. Cardservice may contract with other persons to perform these functions on behalf of Cardservice.

                                     3. Term

3.1.     Effective Date. This Agreement is effective as of ____________ , 200__.

3.2. Term of Agreement. Subject to Sections 3.3, 3.4, 3.5 and 9.5(c), this Agreement shall remain in effect for 1-year from the Effective Date ("the "Initial Term") and shall automatically renew for additional 1-year terms (each a "Renewal Term" and collectively, the "Term").

3.3. Termination by Agent. Agent may terminate this Agreement at the end of the Initial Term or any Renewal Term by providing Cardservice with written notice of non-renewal at least 60 days prior to the end of the then current term.

3.4.     Termination by Cardservice.

         a. With Cause without any Right to Cure. In addition to any other rights and remedies that it may have and notwithstanding Paragraph 3.4(b), Cardservice may immediately terminate this Agreement in its sole discretion, by providing 5 calendar days prior written notice to Agent, if any evidence is discovered indicating: 1) a failure by Agent or Representative to perform any monetary obligation to Cardservice; 2) the violation of any Cardservice confidentiality or intellectual property rights protected by this Agreement; 3) the violation of any applicable law or regulation; or 4) the commission of any act of fraud, forgery, dishonesty, or other willful or malicious act.

         b. With Cause with a Right to Cure. Cardservice may terminate this Agreement if Agent is in breach of any of the terms and conditions of this Agreement or is in violation of Association Rules and Regulations or Cardservice Rules and Regulations, but only upon giving Agent written notice of such breach and Agent's failure to cure such breach within 10 Business Days after receipt of such notice, unless a cure cannot reasonably be accomplished within such period. In that case, the cure period will be tolled so long as the Agent commences a cure within such 10-day period and thereafter diligently pursues such cure as promptly as practical, but in no event may a cure period exceed 90 calendar days.

         c. Termination for Convenience. Cardservice may terminate this Agreement at any time after the Initial Term upon providing 30 days prior written notice.

3.5. Agent Insolvency. If Agent makes any assignment of assets or business for the benefit of creditors, or if a trustee or receiver is appointed to administer or conduct its business or affairs, or if it is adjudged in any legal proceeding to be either a voluntary or involuntary bankruptcy, then the rights granted herein to Agent shall forthwith cease and terminate without prior notice or legal action by Cardservice.

4.       Relationship of the Parties

4.1. Independent Contractor. Neither Agent, nor any of its Representatives, is an employee of Cardservice for any purpose whatsoever, but each is an independent contractor. Cardservice is interested only in the results obtained by Agent. Cardservice shall not: have the right to require Agent to (1) conform to any fixed or minimum number of hours devoted to selling effort, (2) follow prescribed itineraries, (3) bind Cardservice or (4) do anything else which would jeopardize the relationship of independent contractor between Cardservice and Agent.

         All expenses and disbursements, including those for travel and maintenance, entertainment, office, clerical and general selling expenses, that may be incurred by Agent in connection with this Agreement shall be borne wholly and completely by Agent, and Cardservice shall not be in any way responsible or liable therefore.

         Neither Agent nor any Representative has, nor shall Agent or any Representative hold itself out as having, any right, power or authority to create any contract or obligation, either express or implied, on behalf of, in the name of, or binding upon Cardservice, or to pledge Cardservice's credit, or to extend credit in Cardservice's name.

         Cardservice shall have no right or authority either hereunder or otherwise to commit Agent or any Representative in any matter, cause or thing whatever, without the prior written consent of Agent, or to use Agent's name in any way not specifically authorized by this Agreement.

5.       Sales Representatives

5.1. Sales Representatives. Agent shall have the right to appoint or otherwise designate suitable and desirable Representatives. Agent shall be solely responsible for Representatives and their acts. Representatives shall be hired at Agent's own risk, expense and supervision, and Representatives shall not have any claim against Cardservice for salaries, residuals, commissions, items of cost, or any other form of compensation or reimbursement. Agent represents and warrants, and covenants, that Representatives shall be subordinate to Agent and subject to each and all of the terms, provisions and conditions applying to Agent hereunder.

5.2. Initial Sales Representative. Upon execution of this Agreement, Agent shall promptly notify Cardservice as to the name, address and telephone number of each of its Representatives who are currently marketing the Services on behalf of Agent and shall further provide Cardservice with such other information concerning Agent's Representatives as Cardservice may require from time to time.

5.3. Subsequent Representatives. Agent shall provide Cardservice with a copy of the Cardservice International Representative Registration Form, and all other applicable documentation, for each new Representative added prior to the Representative being permitted to solicit, make or submit any sales of Services. In addition, Agent agrees to notify Cardservice, in writing, of the termination of any Representative within 3 Business Days of their termination.

5.4. Fraudulent Activities. If Agent becomes aware of any actual or alleged fraudulent activities or misrepresentations by its Representatives, whether or not related to Services, Agent shall promptly advise Cardservice and Agent shall take all necessary corrective action the Agent determines in its discretion, to be necessary or appropriate.

5.5. Employment Statement. Agent acknowledges that Representatives shall not be and are not Cardservice employees. Agent shall furnish Cardservice with all copies of contracts that relate to Services that contain the signature of Agent or any Representative.

5.6. Representatives' Right to Use Trademark. Upon Agent's request Cardservice may, in Cardservice's sole discretion, grant to a Representative the right to use the Trademark in the Territory under conditions substantially similar to those contained in this Agreement, including contained in Section 7 hereof.

                            6. Merchant Relationship

6.1. Merchant Survivability. If this Agreement terminates for any reason, Cardservice shall not be required to terminate any Merchant agreement with any Merchant.

6.2. Right to Complete Business in Process. If Agent is terminated or if Agent abandons a Prospective Merchant, Cardservice has the right, but not the obligation, to complete the processing of such Prospective Merchant's submitted application and to assist such Merchant with the installation of any equipment.

6.3. Right of Cardservice or Acquirer to Change Merchant Pricing. Cardservice or Acquirer shall have the right to change Merchant Pricing at its sole discretion, from time to time, without prior notice to Agent.

                                  7. Licensing

7.1. Cardservice Trademark. Agent acknowledges that Cardservice is the proprietor of the Trademark, including U.S. Trademark Registration 1,864,924 issued by the United States Patent & Trademark Office, which registration is in full force and effect for the use of the term "Cardservice" and variations thereof as more fully set forth in such registration.

7.2. License. Cardservice grants to the Agent, during the Term of this Agreement, the non-exclusive right to use, and the Agent hereby undertakes to use, the Trademark and its distinctive labels and packages, in the Territory, but only in connection with the marketing to Prospective Merchants of Cardservice's Services and only in compliance with the terms and conditions of this Agreement.

7.3. Marketing Restrictions: The permitted use by Agent of the Trademark shall be subject to the instructions and restrictions of Cardservice, in Cardservice's sole discretion. The Agent shall use the Trademark only with respect to marketing Cardservice's Services in accordance with the specifications and directions furnished to the Agent by Cardservice from time to time, in Cardservice's sole discretion. Agent shall refrain from any act or acts that may prejudice the enforceability or validity of the title of Cardservice to the Trademark.

7.4. Use of Trademark: Whenever Agent uses the Trademark in advertising or in any other manner in connection with the products and services that it sells or distributes pursuant to this Agreement, the Agent shall clearly indicate Cardservice's ownership of the Trademark. Agent shall provide Cardservice, prior to use, samples of all literature, logos and trademark packages, labels and labeling prepared by Agent utilizing the Trademark. Cardservice has the right to reject, in its sole discretion, the use of any such sample. When using the Trademark, Agent shall comply with all laws pertaining to trademarks, including laws relating to marking requirements, in force at any time in the Territory. In connection with any marks, including the Trademark, Agent shall include any designation of ownership or rights specified by Cardservice, for example, for marks that are registered, Agent shall use the designation "(R)" in conjunction with its use thereof.

7.5. Ownership of Trademark. Agent acknowledges Cardservice's exclusive right, title and interest in and to the Trademark and will not at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of such right, title and interest. In connection with the use of the Trademark, the Agent shall not in any manner represent that it has any ownership in the Trademark or registration thereof, and the Agent acknowledges that use of the Trademark shall not create in the Agent's favor any right, title or interest in or to the Trademark or the goodwill attached to and associated with the Trademark, but all uses of the Trademark by the Agent shall inure to the benefit of Cardservice.

         Upon termination of this Agreement, the limited rights granted to Agent to use the Trademark provided in this Section 7 shall immediately terminate and Agent shall immediately cease and desist from all use of the Trademark in any way and, at Cardservice's request, will deliver up to Cardservice, or its duly authorized representatives, all material and papers upon which the Trademark appears or to which the Trademark relates, including correspondence and information on Merchants solicited or procured while the Agent solicited on behalf of Cardservice.

         Upon termination of this Agreement, Agent shall immediately take all necessary actions to correct information that states or suggests that Agent is connected in any manner with Cardservice or its Trademark. Such corrective action shall include referral sources such as telephone and other directories, telephone information providers, postal offices, electronic mail providers, letterhead, business cards, office signage, Web page(s) on the Internet and other communication delivery services. Agent shall direct that all inquiries be forwarded to Cardservice's corporate headquarters or such other place, as Cardservice shall designate. If Agent fails to take any required action, then Agent appoints, without power of revocation, Cardservice as its attorney in fact to act in Agent's place and with Agent's authority to take such corrective actions.

         Agent will at no time during or after the term of this Agreement register, adopt or use, any word or mark which is likely to be similar to or confusing with the Trademark. Agent shall market only Cardservice products or services under the Trademark.

                             8. Equipment Purchases

8.1. Merchant Equipment Purchase. Agent may, as an independent reseller, sell Merchants card processing equipment or Internet gateway services and software so long as such card processing equipment, Internet gateway services or software has been approved by Cardservice. Cardservice shall approve card processing equipment, gateway services and software that it determines, in its sole discretion, to be compatible with its operational systems. Cardservice shall, for Agents electing to purchase such items from Cardservice, publish price lists from time to time. Agent must identify to Cardservice each item of Bank Card processing equipment that every Prospective Merchant whose application is submitted to Cardservice intends to use in conjunction with Cardservice's Services.

8.2. Equipment Agreement. The sale, lease and/or rental of point-of-sale terminals and other equipment shall be solely pursuant to separate written agreements between Agent (or its designee) and Merchants. The Cardservice name shall not appear on such agreements.

                                   9. Payments

9.1. Right to Payment. Cardservice shall pay Residuals to Agent for Open Accounts in accordance with this Section 9.

9.2.     Duration of Payments. Unless modified by Cardservice pursuant to
         Section 9.5 and subject to the conditions of Section 9.3 and Section 9.4, Residuals shall continue so long as a Merchant continues to maintain an Open Account with Cardservice, but not to exceed 36 months from the date on which a Merchant account is classified as an Open Account.

9.3.     Conditions for Payment.

         a. Cardservice's obligation to pay Residuals shall cease if, during the Term of this Agreement: i) Agent or any person having any ownership interest in Agent, or any Representative of Agent engages in any act that would injure Cardservice in its relationship with its employees, or customers; ii) Agent induces any Cardservice merchant, whether or not solicited by Agent, to discontinue their business relationship with Cardservice; iii) Agent fails to remain current on all obligations to Cardservice and Cardservice's acquiring bank(s); or iv) Agent fails to remain in compliance with all terms and conditions of this Agreement.

         b. Cardservice's obligation to pay Residuals shall cease if, after the termination of this Agreement: i) Agent or any person having any ownership interest in Agent, or any Representative of Agent engages in any act that would injure Cardservice in its relationship with its employees, or customers; ii) Agent induces any Cardservice merchant, whether or not solicited by Agent, to discontinue their business relationship with Cardservice; iii) Agent fails to remain current on all obligations to Cardservice and Cardservice's acquiring bank(s); or
         iv) Agent fails to remain in compliance with all terms and conditions of this Agreement which survive termination of this Agreement.

9.4. Time of Payments. Payments of Residuals shall be made to Agent on or about the 20th day of the month following the month in which payment is earned in accordance with the Cardservice commission and residual policy, as published from time to time by Cardservice.

9.5.     Bank Card Processing Residuals for New Merchant Accounts.

         a. Bank Card Processing Residuals for all Open Accounts opened after the first day of the month of the execution of this Agreement shall be calculated as a percentage of Gross Processing Revenue as posted in the "Agent Residual Grid" ("Grid") on MyAgentOffice.com. The percentage shall be determined by plotting 1) The Gross MasterCard and Visa Sales Volume for all such Open Accounts on the Grid's x axis (the "x Coordinate"); and 2) the Agent's Current Level of Account Production on the Grid's y axis (the "y Coordinate") (collectively, the "Coordinates"). The Coordinates on the Grid shall be recalculated by the first day of the last month of each calendar quarter. The quarterly recalculation shall apply to all Open Accounts opened after the effective date of this Agreement and shall be effective as of the first day of the next calendar quarter (each a "Recalculation Date"). The quarterly recalculation may result in an increase, decrease or no change to the Residual percentage. The Residual percentage will be increased if Agent's average monthly Gross MasterCard and Visa Sales Volume or Current Level of Account Production over the 3 months preceding the first day of the second month of each calendar quarter cause the intercept of the Coordinates to move to a higher Residual percentage on the Grid. The Coordinate values will only be reduced if Agent's average monthly Gross MasterCard and Visa Sales Volume or Current Level of Account Production over the 6 months preceding the first day of the second month of each calendar quarter cause the intercept of the Coordinates to move to a lower Residual percentage on the Grid..

         b. Agent's initial Coordinates shall be initially set at ___________ and ____________, until there is enough history to recalculate the Coordinates pursuant to Section 9.5(a).

         c. Cardservice has the right, in its sole discretion, to unilaterally modify the Grid in so far as the Grid affects Cardservice Residual obligations prospectively or in so far as the Grid affects Residuals paid on existing Open Accounts or both, without Agent's consent, by giving Agent 90 day's prior written notice. Upon such unilateral modification by Cardservice, Agent may terminate this Agreement at any time within 90 days of receiving Cardservice's notice of such modification by giving written notice of termination to Cardservice within such 90-day period.

         Example A. If Agent's y Coordinate from the prior calendar quarter is 40 and Agent generates 32 Open Accounts in August, 74 Open Accounts in September and 44 Open Accounts in October, Agent's y Coordinate as of the Recalculation Date of January 1st will be increased to 50.

         Example B. If Agent's x Coordinate from the prior calendar quarter is $500,000 and Agent's Open Accounts generate $400,000 in Gross MasterCard and Visa Sales Volume in May, $500,000 in June, $700,000 in July, $300,000 in August, $200,000 in September and $300,000 in October, Agent's x Coordinate as of the Recalculation Date of January 1st will be decreased to $400,000.

9.6. Merchant Losses. Cardservice shall bear the risk for Merchant Losses (other than those caused by Agent's or its Representatives willful misconduct). Cardservice shall not deduct Merchant Losses (other than those caused by Agent's or its Representatives willful misconduct) from Residuals.

9.7. Third Party Referral Sources. If Cardservice determines, in its sole discretion, that Agent has been substantially responsible for introducing Cardservice to a third party with whom Cardservice enters into a written referral agreement and from whom Cardservice receives referrals of Prospective Merchants, Cardservice may, in its sole discretion, credit Agent for each referred Prospective Merchant who submits a Merchant application to Cardservice that is accepted and results in an Open Account. To "credit Agent" means that Cardservice shall pay Agent Residuals for Referred Merchants, provided, however, that Agent's Residuals for such Referred Merchants shall be reduced by 50% of any referral fee paid by Cardservice to such third party during each month preceding payment of Agent's Residuals for such Open Account. Such reduction from Agent's Residuals shall apply to all referral fees paid by Cardservice after the execution of this Agreement including referral fees paid for Merchants referred by third parties prior to the execution of this Agreement.

9.8. LinkPoint Secure Payment Gateway and Other Third Party Products & Services. Cardservice shall pay Agent a Residual for each LinkPoint Secure Payment Gateway account that Agent sells. The amount of the Residual for LinkPoint Secure Payment Gateway accounts shall be the amount collected by Cardservice that is above the "monthly usage fee" established by Cardservice for the LinkPoint Secure Payment Gateway from time to time. In addition, Cardservice shall, from time to time, at its sole discretion, provide for the payment of Residuals to Agent for the sale of other third party products and services.

9.9. Right to Offset. Notwithstanding Agent's right to any payments referenced in this Agreement, and in addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, Cardservice is hereby authorized by Agent at any time and from time to time, without notice or demand to Agent or to any other person (any such notice and demand being hereby expressly waived), to set off, recoup and to appropriate and apply any and all funds of Agent held by Cardservice or any of its affiliates, including First Data Merchant Services and First Financial Bank, against and on account of Agent's obligations to Cardservice or any of its affiliates under this Agreement and any other agreement with Cardservice or any of its affiliates, including fees for equipment or Services, whether such obligations are liquidated, unliquidated, fixed, contingent, matured or unmatured. Agent is prohibited from setting-off, offsetting or otherwise reducing or applying against any amounts due and owing to Cardservice under this Agreement or otherwise, any amounts owed or alleged to be owed to Agent by Cardservice under this Agreement or otherwise.

         Cardservice may, but is not required to, exercise the rights describes in this Section 9.9 by direct debit to Agent's bank account. This offset right is in addition to all other remedies available to Cardservice.

9.10. Right to Debit and Credit Agent's Bank Account. All financial transactions between Agent and Cardservice, including payment for equipment and terminal purchases, may be automatically debited and credited by Cardservice, in its sole discretion, directly through Agent's bank account. Agent irrevocably consents to the debiting and crediting of its bank account(s) as provided herein. With respect to equipment transactions only, Cardservice shall provide 10 days advance written notice to Agent prior to initiating a debit entry. In order to activate automatic debit and credit service, Agent shall provide Cardservice with the required depository information and execute ACH Authorization Agreement Direct payments (Debits) Form and ACH Authorization Agreement Direct Payments (Credits) Form that will be provided to Agent, and any other form that Cardservice may request form time to time.

9.11. Residual Rights Upon Conversion. Notwithstanding anything to the contrary in this Agreement, if during the Term of this Agreement, Agent executes an agreement with Cardservice for the exclusive solicitation of Cardservice Services, Cardservice shall, from the execution date of the exclusive agreement forward, pay Agent residuals on all Eligible Accounts opened during the Term of this Agreement at the residual rate established in the exclusive agreement.

10.      Confidentiality

10.1. Restriction on Use or Disclosure of Trade Secrets. During the term of this Agreement, Agent will be given access to certain of Cardservice's trade secrets, including information, inventions and processes, all of confidential nature that are Cardservice's property and are or may be valuable to, or used in the course of, Cardservice's business. Agent shall not disclose to anyone, directly or indirectly, either during the term of this Agreement or at any time thereafter, any such trade secrets, or use them other than in the course of its business relationship with Cardservice. All documents that Cardservice prepares, or confidential information that might be given in the normal course of business, shall remain in Agent's possession and control. Under no circumstances shall any such information or documents be copied without Cardservice's prior written consent.

10.2. Confidentiality. The terms, conditions and existence of this Agreement are strictly confidential. Agent shall indemnify, defend and hold Cardservice harmless from any and all loss, cost, injury, damage or claim that may result, directly or indirectly, from the failure of the Agent to maintain the confidentiality of the information provided pursuant to this Agreement. Any violation of this confidentiality clause shall be grounds for terminating this Agreement and any and all payments otherwise payable under this Agreement. Any termination of payments by Cardservice shall not limit Cardservice's right to recover damages arising from Agent's failure to perform under this Agreement, including under this Section 10.2, to seek equitable remedies and to pursue all of its other rights and remedies pursuant to this Agreement.

10.3. Association Exception. Notwithstanding anything herein to the contrary, Agent's confidential information may be made available by or on behalf of Cardservice to Visa, MasterCard or any other Association or to any other supervisory or regulatory authority to which Cardservice may be subject, upon their written request.

11.      Indemnity and Limitation of Liability

11.1. Indemnification. Agent shall indemnify, defend and hold harmless Cardservice and its officers, directors, shareholders, employees, agents and representatives against any and all liability, demands, claims, costs, losses, damages, recoveries, settlements and expenses, including without limitation claims based in tort or for personal injury (including interest, penalties, attorneys' fees, accounting fees, expert witness fees, costs and expenses) incurred by Cardservice, directly or indirectly arising from or related to (i) any debts incurred by Agent including debts incurred with telephone, utility, and express mail companies, (ii) any claim of any officer, director, shareholder, employee or Representative of the Agent made against Cardservice for any compensation, benefit or other payment to such person, (iii) any activity or representation by Agent or Agent's employees, Representatives or contractors in marketing, advertising, promoting or otherwise engaging in any activity arising from or related to this Agreement, (iv) any actions concerning alleged Agent or Representative improprieties in the solicitation, sale or leasing of Services or equipment; and (v) any breach of any term or condition of this Agreement, any Association Rules or Regulations, or Cardservice Rules and Regulations, or of any representation or warrant of Agent made in or in connection with this Agreement being false or misleading.

11.2. Statute of Limitations. Except for the indemnification rights set forth in Section 11.1 above, the parties agree that notwithstanding the fact that the statute of limitations for bringing any legal action on a written contract is 4 years, and that other limitation periods apply depending on the type of act, omission or violation being alleged, any action, legal or equitable, based on or arising out of the subject matter of this Agreement, and whether based on contract, tort, strict liability or some other legal or equitable theory of recovery, must be commenced within 1 year of the date of the first alleged act, omission or violation.

11.3. Limitation of Liability. Notwithstanding anything contained in this Agreement or otherwise, Cardservice's cumulative liability to Agent and anyone claiming by through or under Agent, for all losses, cost, claims, suits, controversies, breaches or damages for any cause whatsoever (including those arising out of or related to this Agreement), and regardless of the form of action or legal theory shall not exceed, in the aggregate, $500,000. Agent understands the limitation on damages to be a reasonable allocation of risk and expressly consents to such risk allocation.

11.4. Exclusion of Damages. Notwithstanding anything in this Agreement to the contrary or otherwise, in no event shall either party, its parents, affiliates or any of its or their directors, officers, employees, agents or sub-contractors be liable under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, incidental, indirect or consequential damages, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity has been advised of the possibility of such damages.

12.      General Provisions

12.1. Effect of Headings. The subject headings of the sections, subsections, paragraphs and subparagraphs of this Agreement are included for convenience only and shall not affect the construction or interpretation of any of its provisions.

12.2. Entire Agreement. This Agreement, including the Exhibits hereto, constitutes the sole and exclusive terms and conditions and agreement between the parties relating to the subject matter hereof, and supersedes all prior or contemporaneous discussions, writings, negotiations, understandings and agreements with respect thereto, including Agent's Trademark Licensing Agreement with Cardservice and any addenda thereto.

12.3. Waiver or Modification Ineffective Unless in Writing. No waiver, alteration or modification of any of the provisions of this Agreement shall be binding unless executed in writing and signed by a duly authorized representative of both parties to this Agreement. Nothing contained herein shall be construed as a waiver of any of the legal or equitable rights of Cardservice, all of which are hereby expressly reserved. The waiver by a party of any term, covenant, condition or obligation contained in this Agreement or of any breach thereof, shall not be deemed a waiver of any other term, covenant, condition or obligation, or any future breach thereof or default there under, contained in this Agreement. No single or partial exercise of any right under or with respect to this Agreement shall preclude its further exercise. Any delay or omission by a party to exercise any right or power arising from any breach or default of the other party with respect to any of the terms, provisions or covenants contained in this Agreement shall not be construed to be a waiver, including any subsequent breach or default of the same or other terms, provisions or covenants contained in this Agreement.

12.4. Non-Transferable. Neither this Agreement nor the rights granted pursuant to this Agreement shall be transferable without Cardservice's prior written consent.

12.5. Assignment. Agent has a limited right of assignment of the benefits payable pursuant to this Agreement. These rights are limited to the following:

         a. Agent may, upon Cardservice's prior written consent, if it is a corporation, partnership or limited liability company, assign its rights to any one or more legal owners of the entity after giving written notice of the contemplated assignment to Cardservice no less than 30 or more than 90 days in advance. Cardservice shall not withhold its consent unreasonably.

         b. In the event of the death of a holder of the rights to payment pursuant to this Agreement, payments shall be made to the estate of the deceased individual, provided that the beneficiaries agree expressly and in writing, to be bound by the terms of this Agreement.

12.6.    Written Notice.

         a. Communications Regarding Agreement. All communications regarding or arising from this Agreement shall be sent to the Agent at the address set forth below the signature line of this Agreement as the Agent's place of business and to Cardservice at the Moorpark, California address set forth above. Any notice(s) required or permitted to be given under this Agreement shall be deemed sufficiently given by facsimile transmission with the original mailed by registered or certified mail, postage prepaid, and addressed to the party to be notified at its address shown at the beginning or below the signature line of this Agreement, or at such other address as may be furnished in writing to the notifying party.

         b. Effective Date of Communications. Any written notice shall be deemed delivered and received by the other party 5 days after deposit in the U.S. mail, postage prepaid, if sent to the addressee at the address stated in this Agreement or such other address as may hereafter be specified by notice in writing.

12.7. Severability. If any portion of this Agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable and binding on the parties.

12.8. Governing Law, Venue and Waiver of Jury Trial. This Agreement shall be governed by the laws of the State of California. Any action taken by either party shall have as its exclusive venue the County of Ventura, California. The non-exclusive venue for any disputes under or related to this Agreement shall be a court of competent jurisdiction located in Ventura County, State of California, and each party irrevocably submits and attorns to such jurisdiction and waives any right to assert a claim of forum nonconveniens as to any such action filed by a party in such jurisdiction. Cardservice and Agent irrevocably waive any and all rights they may have to a trial by jury in any judicial proceeding involving any claim relating to this Agreement. Agent additionally waives personal service of process and consents that service of process upon it may be made by certified or registered mail, return receipt requested, at the address provided below the signature line of this Agreement.

12.9. Survival of Terms. The parties expressly agree that Sections 1.2(b), 1.2(c), 1.2(d), 1.2(j), 1.3, 1.4, 4, 6, 7.1, 7.5, 9, 10, 11 and 12 and
         13 shall survive the termination of this Agreement and shall remain enforceable to the extent of any remaining unfulfilled performance obligation notwithstanding such termination.

12.10. No Breach. Agent warrants that entering into this Agreement will not constitute a breach of any other agreement to which Agent is or may have been a party. In particular, Agent warrants that it has not agreed to any covenant not to compete. Agent further warrants that it is not party to any confidentiality agreement, which would become at issue upon entry into force of this Agreement.

12.11. Word Usage. Unless the context clearly requires otherwise, (a) the plural and singular numbers shall each be deemed to include the other;
         (b) the masculine, feminine, and neuter genders shall each be deemed to include the others; (c) "shall," "will," or "agrees" are mandatory, and "may" is permissive; (d) "or" is not exclusive; and (e) "includes" and "including" are not limiting.

12.12. Authority. The person executing this document on behalf of Agent warrants that they have the full right, capacity and authority to cause such party to enter into this Agreement and that such party has all necessary authority to perform this Agreement.

12.13. No Presumption Against Drafter. Cardservice and Agent have jointly participated in the negotiation and drafting of this Agreement. The Agreement shall be construed as if drafted jointly by Cardservice and Agent, and no presumptions arise favoring any party by virtue of the authorship of any provision of this Agreement.

12.14. Scope of Agreement. This Agreement is only designed and intended to set forth the terms and conditions pursuant to which Agent shall represent Cardservice. This Agreement is not intended to regulate Agent's conduct in representing other ISOs.

                                 13. Definitions

Whenever used in this Agreement, the following terms shall have the following meaning:

13.1. Acquirer means a member as defined by Association Rules and Regulations that acquires the data relating to a Bank Card, credit, debit and other transaction between a merchant and a card holder and directly or indirectly exchanges such transaction records with other members of an Association, including Visa and MasterCard.

13.2. Association means an entity formed to administer and promote credit, debit and other cards, including Visa and MasterCard and any other entity whose cards are accepted by merchants for payment for goods or services.

13.3. Association Rules and Regulations means the rules and regulations now existing, as they may be modified in the future, and any rules and regulations hereafter promulgated by an Association, including the rules and regulations contained in the Visa U.S.A. Inc. ("Visa") Operating Regulations and MasterCard International Incorporated ("MasterCard") Operations Manual and the rules and regulations of any other Association, as applicable.

13.4. Bank Card means a credit card or debit card issued by a member of an Association, including Visa and MasterCard, and bearing its respective trade name, trademark, and/or trade symbol.

13.5. Bank Card Processing Residuals is a subcategory of the term "Residual" and means those recurring payment obligations of Cardservice to Agent which is calculated, as described in Section 9.5, as a percentage of Gross Processing Revenue for all Open Accounts solicited by Agent, except those for which Residual rights have already been purchased by Cardservice.

13.6. Business Day means any calendar day other than Saturdays, Sundays, or California or federal holidays.

13.7. Cardservice Rules and Regulations means the guidelines, as they now exist and as they may be modified or supplemented in the future, that are posted on MyAgentOffice.com or distributed through Agent memoranda, which provide the standards and conditions for the Agent's conduct in soliciting and servicing, as applicable, Merchants for Cardservice Services. In the case of a conflict between the guidelines posted on MyAgentOffice.com and the memoranda, the guidelines posted on MyAgentOffice.com shall control.

13.8. Current Level of Account Production means the number of new Merchant accounts opened by Agent during a specified time period.

13.9. Eligible Accounts means those Open Accounts that: i) are either in their first renewal term or have been open for more than 12 consecutive months; ii) are not in collections; iii) have not provided Cardservice with notice of cancellation; and iv) comply with all Association Rules and Regulations.

13.10. Gross Processing Revenue means all Income on Open Accounts, including those in collections and including those for which Cardservice has purchased the Residual rights, minus Association interchange fees and Association dues and assessments. Refunds (other than those caused by processing errors) or Merchant losses (other than those caused by Agent's or its Representative's willful misconduct) from Gross Processing Revenue are not subtracted from Income for purposes of calculating Gross Processing Revenue.

13.11. Gross MasterCard and Visa Sales Volume means all MasterCard and Visa Bank Card payments accepted by Merchant which are processed and settled through Cardservice, are not fraudulent and do not result in a chargeback.

13.12. Income consists of the following items on all Open Accounts: (1) all discount fees (qualified, mid-qualified, and non-qualified) on MasterCard, Visa, Diners, debit and JCB; (2) transaction fees, (3) batch header fees, (4) address verification service fees, (5) monthly minimum fees, (6) customer support fees, (7) statement fees, (8) monthly Cardservice Merchant Club fees, (9) American Express Residuals,
         (10) Discover Residuals, (11) JCB fees, and (12) chargeback/retrieval fees.

13.13. Merchant means an entity who has submitted an application to Cardservice, which application indicates Merchant has been solicited by Agent, and based on that application, then contracts with Cardservice and Cardservice's Acquirer to originate and process electronic transactions.

13.14. Merchant Losses means all losses experienced by Cardservice attributable to (i) chargebacks in excess of a Merchant's reserve account and (ii) uncollected Merchant fees or uncollected Merchant processing revenue.

13.15.   Merchant Pricing means all monies charged Merchant by Cardservice.

13.16. Open Account means any Cardservice Merchant account solicited by Agent that has been accepted by Cardservice, has been classified as "open" on a First Data Merchant Services settlement platform and has not been cancelled or terminated.

13.17. Prospective Merchant means any entity solicited by Agent for Services to be provided by Cardservice.

13.18. Representative means all salespersons, employees, agents or representatives appointed or designated by Agent to act on Agent's behalf in soliciting Prospective Merchants.

13.19. Residuals mean monthly recurring payment obligations owed by Cardservice to Agent pursuant to Section 9.5, and 9.8 of this Agreement. The term Residuals shall not include any payment obligations owed by Cardservice that do not recur on a monthly basis.

13.20. Services means electronic transaction processing and facilitation of the payment of charges representing purchases or leases of goods and services made with Bank Card related services and support systems.

13.21.   Territory means the United States, as currently defined by Visa.

13.22. Trademark means that certain U.S. Trademark Registration 1,864,924 and other registrations issued from time to time by the United States Patent & Trademark Office for the use of the term "Cardservice" and variations thereof as more fully set forth in said registrations in addition to all rights to the term "Cardservice" and variations thereto arising through usage and state registrations.

     Agent, Inc.

     By: __________________                                   Dated:

     _____________________
     (print name)

     Address:

     Cardservice International, Inc.

By:  _______________________                                  Dated: